UNITED STATES
              SECRITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                         FORM 12b-25

                 NOTIFICATION OF LATE FILING
(Check One):   [   ] Form 10-k     [   ] Form 20-F     [   ]
Form 11-K [   ] Form 10-Q     [ X ] Form N-SAR

          For Period Ended: September 30, 2003
          [   ] Transition Report on Form 10-K
          [   ] Transition Report on Form 20-F
          [   ] Transition Report on Form 11-K
          [   ] Transition Report on Form 10-Q
          [   ] Transition Report on Form N-SAR
          For the Transition Period Ended:
_____________________________________

   Read Instruction (on back page) Before Preparing From.
                    Please Print or Type.
Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If  the  notification  relates to a portion  of  the  filing
checked   above,   identify  the  Item(s)   to   which   the
notification relates:


PART I - REGISTRANT INFORMATION
SMITH BARNEY MUNICIPAL MONEY MARKET FUND INC
Full Name of Registrant

SMITH BARNEY TAX FREE MONEY FUNDS INC
Former Name if Applicable


125 Broad Street
Address of Principal Executive Office (Street and Number)

New York, NY  10004
City, State and Zip Code

PART II - RULES 12b-25(b) and (c)

If   the   subject  report  could  not  be   filed   without
unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[  ] (a)  The reasons described in reasonable detail in Part
          III of this form could not be eliminated without unreasonable effort or expense;
[ ] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F
          11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-
          Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
[ ] (c) The accountant's statement of other exhibit required by Rule 12b-25c has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-
K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.
(Attach Extra Sheet if Needed)

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

    Kaprel Ozsolak         212              291-2668
     (Name)            (Area Code)      (Telephone Number)

(2)  Have  all other periodic reports required under Section
     13  or 15(d) of the Securities Exchange Act of 1934  of
     Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no identify report(s).
				[  ]Yes  [   ]No



(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
     portion   thereof?
				[   ]Yes  [  ]No

     If so, attach an explanation of the anticipated change,
     both   narratively  and  quantitatively, and, if
     appropriate,   state  the  reasons  why  a  reasonable
     estimate of the results cannot be made.


        SMITH BARNEY MUNICIPAL MONEY MARKET FUND, INC.
        (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date     November  26,  2003    By  Kaprel Ozsolak

INSTRUCTION:  The form may be signed by an executive officer of the registrant or by any other duly
authorized representative.  The name and title of the person signing the form shall be typed or printed
beneath the signature.  If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.